Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Global, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038 and 333-140111) and on Form S-3 (Nos. 333-128945, 333-128553 and 333-125927) of Liberty Global, Inc. of our report dated February 26, 2008, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedules I and II, and our report dated February 26, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Liberty Global, Inc. The financial statements of Telenet Group Holding NV, a partially owned subsidiary as of December 31, 2007 and for the year then ended, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Telenet Group Holding NV, is based solely on the report of the other auditors.
Our report refers to changes in the methods of accounting for income taxes, a hybrid financial instrument, defined benefit pension plans, and share-based compensation.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of entities excluded from management’s assessment of the effectiveness of Liberty Global, Inc.’s internal control over financial reporting as of December 31, 2007 are $4,394.4 million and $1,326.7 million, respectively. Our audit of internal control over financial reporting of Liberty Global, Inc. also excluded an evaluation of the internal control over financial reporting of these entities.
KPMG LLP
Denver, Colorado
February 26, 2008